Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-173157) and Form S-8 (No. 333-207182) of Fang Holdings Limited (the “Company”) of our report dated October 31, 2024, relating to the consolidated balance sheets of the Company as of December 31, 2020, 2021 and 2022, and the related consolidated statements of comprehensive income (loss), shareholders’ equity, and cash flows for the years then ended, and the related notes, which was included in the Company’s Annual Report on Form 20-F for the years ended December 31, 2020, 2021 and 2022.

/s/ GGF CPA LTD

Guang Zhou, People’s Republic of China

October 31, 2024